Exhibit 10.2

AMENDMENT NO. 2

TO THE

CB RICHARD ELLIS PRE AUGUST 1, 2004 DEFERRED COMPENSATION PLAN

Amended on August 12, 2008

Pursuant to the authority granted to the Chief Executive Officer of CB Richard Ellis Group, Inc. (the “Company”) and CB Richard Ellis Services, Inc. (“CBRE Services”, and together with Company, “CBRE”), and acting in accordance with the bylaws and resolutions adopted by the Board of Directors of CBRE, the CB Richard Ellis Pre August 1, 2004 Deferred Compensation Plan (the “Plan”) is amended to read as follows:

1. Section 2.2 of the Plan is amended to read as follows, effective with respect to deaths occurring after August 31, 2008:

2.2 “Beneficiary” means the person or persons designated by the Participant for purposes of the Plan on a form prescribed by the Committee. In the absence of a proper designation under the Plan, “Beneficiary” means the person or persons designated by the Participant as the Participant’s beneficiaries under the CB Richard Ellis Deferred Compensation Plan. If the Participant has not designated any beneficiaries under either plan, “Beneficiary” means the person or persons who are the Participant’s beneficiaries under the group term life insurance programs of the Employer Group. If the Participant has not designated any beneficiaries under either plan and is not participating in such group term life insurance programs as an employee at the time of death, “Beneficiary” means the Participant’s estate. With respect to an Alternate Payee, “Beneficiary” means the person or persons who are the Alternate Payee’s beneficiaries as designated by the Alternate Payee on a form prescribed by the Committee or in a Domestic Relations Order. In the absence of a proper designation, the Beneficiary of an Alternate Payee means the Alternate Payee’s estate.

2. The following new Section 5.3 is added immediately following Section 5.2 of the Plan, effective August 1, 2004:

5.3 A Participant may direct the Committee with respect to the investment mix for the balance credited to all or any portion of his or her Account to the extent permitted by, and in accordance with, such procedures as may be established by the Committee from time to time in its sole discretion. Such procedures shall comply with Treasury Regulation § 1.409A-6(a)(4)(iv) in order to avoid a material modification that would cause the Plan to be subject to Code Section 409A. Such procedures shall govern notwithstanding any contrary investment provisions provided elsewhere in the Plan (including Appendices to the Plan).